Exhibit 23(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-3415, 33-33153, 33-53155, 33-53897, 33-55317, 33-58787, 333-36909, 333-49195, 333-36846, 333-75848, 333-100234, 333-105161, and 333-105162 on Form S-8 and No. 333-33814 on Form S-3 of Marshall & Ilsley Corporation of our report dated January 14, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Corporation’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002), appearing in this Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
March 8, 2004